                                                                 EXHIBIT 10.69

                             EMPLOYMENT AGREEMENT
                             --------------------


          This Employment Agreement ("Agreement") is made as of January 1, 1996 by and between United Stationers Supply Co., an Illinois corporation and United Stationers Inc., a Delaware corporation, (collectively the "Company") and Thomas
W. Sturgess ("Sturgess").

          In consideration of the services and contributions of Sturgess as Chairman of the Board of the Company since March 30, 1995 and as President and Chief Executive Officer of the Company since May 31, 1995, and for the mutual promises and agreements contained in this Agreement, the Company hereby employs Sturgess, and Sturgess accepts employment with the Company on the terms and conditions contained in this Agreement.

          1. Term of Employment. The term of employment shall commence as of the date of this Agreement and shall continue until December 31, 1998, and thereafter shall be extended automatically for additional one-year periods unless written notice is given by either party to the other at least 60 days prior to the end of such term, or any extension thereof.

          2. Position and Duties. During the term of employment, Sturgess shall serve as Chairman of the Board, President and Chief Executive Officer of the Company, and, in accordance with the authority and direction of the board of directors of the Company (the "Board") shall render such administrative and other services to the Company as may be required of such position or as the Board may from time to time direct. Sturgess shall be available at all reasonable times upon reasonable notice, for consultation with the Board on matters relating to the Company's, or its affiliates' business.

          Sturgess shall devote his best efforts and his full and exclusive business time and attention to the business and affairs of the Company and its affiliates except for his pre-existing part-time responsibilities as Chairman of Redman Industries, Inc.; his responsibilities as a General Partner of Wingate Partners, L.P. and a Principal (inactive) of Wingate Partners II, L.P. Sturgess will not take on additional business responsibilities without the prior approval of the Board of Directors provided, however, Sturgess shall be permitted to monitor and administer his personal investments. Sturgess shall be reasonably available, in the Board's discretion, to perform his full-time duties at the Company's headquarters in the Chicago metropolitan area during normal business hours in a manner commensurate with his position as the Chief Executive Officer of the Company, subject to permitted pre-existing responsibilities, travel on business for the Company and reasonable vacations.

          3. Compensation. During the term of employment, Sturgess shall be compensated as follows:

          3.1. Base Salary. Sturgess shall receive a base salary of no less than $495,000.00 per year, payable in accordance with the Company's normal payment schedule for management employees. The base salary shall be reviewed by the Board annually and may, in the Board's sole discretion, be increased when deemed appropriate.

          3.2. Bonus. Sturgess shall be eligible to participate in any bonus plans approved by the Board and made generally available to senior management employees of the Company, and shall be entitled to such bonus amounts as shall be determined in accordance with such plans. MIP payouts will be at the following percentages of annual pay and based on performance as determined under the Company's Management Incentive Plan.

                              Minimum    75%
                              Target      100%
                              Maximum    150%

          3.3. Benefits. Sturgess shall be included, to the extent eligible, in all plans, programs and policies providing general employee benefits for the Company's employees or its senior management employees (as approved by the Board and in effect from time to time). The benefit plans, programs and policies presently in effect are listed on Exhibit A attached to this Agreement. This paragraph shall not be construed to require the Company to establish or maintain any policy, plan or program.

          4.  Confidential Information.

          4.1. Sturgess acknowledges the Company's exclusive ownership of all information useful in the Company's business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Sturgess as a consequence of his employment by the Company (including information conceived, discovered or developed by Sturgess during his employment with the Company or with Associated Stationers, Inc.) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

          (i) The identity, purchase and payment patterns of, and special relations with, the Company's customers;

          (ii) The identity, net prices and credit terms of, and special relations with, the Company's suppliers;

          (iii)  The Company's inventory selection and management techniques;

          (iv)   The Company's product development and marketing plans; and

          (v) The Company's finances, except to the extent publicly disclosed.

          4.2. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, by or but not limited to, those which contain Confidential Information. For example. Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Sturgess or with Sturgess' assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

     4.3. While some of the information contained in Proprietary Materials may have been known to Sturgess prior to employment with the Company, or may now or in the future be in the public domain, Sturgess acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Sturgess, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Sturgess further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. Sturgess shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to the Company, which Sturgess conceives, makes or develops during his employment (whether or not during working hours or with the use or assistance of Company facilities, materials or personnel, and which either (i) relate to or arise out of any part of the Company's business in which Sturgess participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials) (all items referred to in this Section 4.3 being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment, Sturgess (or after Sturgess' death, Sturgess' personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

     4.4. Confidentiality Duties. Sturgess shall, except as may be required by law, during the term of employment, and thereafter for the longest time permitted by applicable law:

          4.4.1. Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

          4.4.2. Use Confidential Information and Proprietary Materials only at places designated by the Company, in furtherance of the Company's business, and pursuant to the Company's directions.

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

          4.4.3. Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

          4.4.4. Not copy all or any part of Proprietary Materials, except as the Company directs.

          4.4.5. Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, except as the Company directs.

          4.4.6. Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

          4.4.7. Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

     Upon the termination of Sturgess' employment for whatever reason, Sturgess (or in the event of death, Sturgess' personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Sturgess or others, which are then in Sturgess' possession or control. Records of payments made by the Company to or for the benefit of Sturgess, Sturgess' copy of this Agreement and other such things, lawfully possessed by Sturgess which relate solely to taxes payable by Sturgess, employee benefits due to Sturgess or the terms of Sturgess' employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 4.

     5.   Non-competition.

     5.1. During Sturgess' employment, and during the two year period following his employment), Sturgess shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through Ownership of not more than 1% of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1,000,000.

     5.2 Notwithstanding Section 5.1., following the term of employment, Sturgess may be engaged in the business of selling office products at retail and Sturgess may be engaged by any company whose principal business is the manufacturer of office products.

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

     5.3 Sturgess recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company.
If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, Sturgess hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

     5.4 If Sturgess shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     5.5 Sturgess agrees that the remedy at law for any breach of the provisions of Section 4 or this Section 5 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

     6.   Termination and Severance.

     6.1. Resignation. If Sturgess resigns, or if Sturgess unilaterally gives notice to the Company of non-extension of the term of employment pursuant to Paragraph 1 (provided the conditions of extended employment include adjustment of Base Salary at least commensurate with any increase in the consumer price index from January 1, 1996 to the applicable date for proposed extension), he shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to and including the date of resignation, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination.

     6.2 By Sturgess For Good Reason. Sturgess may elect to terminate his employment by written notice to the Company within 60 days after the occurrence of any of the following events without Sturgess' consent, any of which shall be deemed "Good Reason;"

          (a) the reduction of Sturgess' base salary;

          (b) the exclusion of Sturgess from, or diminution in Sturgess' participation in, any pension, bonus, management incentive, profit sharing and other similar incentive, compensation or deferred compensation plans made available to employees of the Company, officers or senior management personnel of the Company, other than exclusions, changes or diminutions applicable to all employees, officers or senior management personnel; or

          (c) any diminution in expense reimbursement benefits enjoyed by Sturgess, except pursuant to a general change in the Company's reimbursement policies; or

          (d) any material reduction in Sturgess' title or duties which has the effect of materially reducing Sturgess' status within the Company; or

          (e) any relocation of the Company's headquarters outside of the Chicago metropolitan area; or

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

          (f) the breach by the Company of any of its covenants or obligations under this Agreement.

     If the employment is terminated by Sturgess for Good Reason, Sturgess shall be entitled to receive:

          6.2.1. the unpaid portion of his base salary for the remainder of his term of employment, payable on the Company's regular pay schedule; and

          6.2.2. reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the termination; and

          6.2.3 a severance amount equal to two times his base salary, plus two times his bonuses earned from the Company for the calendar year preceding the year in which notice is given by Sturgess to the Company, payable in equal installments on the Company's regular pay schedule, commencing within 30 days after receipt by the Company of written notice from Sturgess and continuing for 24 months; if no bonus has been paid because Sturgess is a new employee the bonus payable shall be deemed to have been earned at the 100% MIP rate; and

          6.2.4 Sturgess shall be entitled to continue to participate in the Company's health plan for a period of two years following the date of the notice from Sturgess, as if he were an employee.

     6.3. By Expiration of the Term of Employment. If the term of employment expires and notice has been given by the Company that the term will not be extended or further extended pursuant to Paragraph 1 of this Agreement or such notice has not been given but the term of employment is not extended by mutual agreement of the parties, Sturgess shall be entitled to receive:

          6.3.1. accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the expiration of the Term of Employment; and

          6.3.2 a severance amount equal to two times his base salary plus two times his bonuses earned from the Company for the calendar year preceding the date of expiration, payable in equal installments on the Company's regular pay schedule commencing within 30 days and continuing for 12 months; and

          6.3.3 in addition, Sturgess shall be entitled to participate in the Company's health plan for a period of 12 months following the expiration of the term as if he were an employee.

     6.4. By Company for Cause. The Company may terminate the employment at any time for Cause (as hereinafter defined). If Sturgess is terminated by the Company for Cause, Sturgess shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to all periods prior to and including the date of his termination, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of his termination. The Company shall be required to present written notice of "cause" and provide a thirty (30) day period to cure, under (f), (g) and (h) of the following paragraph. Sturgess shall be permitted to present his case in front of full Board of Directors.

     "Cause" means Sturgess' (a) conviction of, or plea of nolo contendere to a felony; (b) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its affiliates; (c) use of illegal drugs; (d) material breach of this Agreement; (e) commission of any act or acts of moral turpitude in violation of Company policy; (f) gross negligence or willful misconduct in the performance of his duties; (g) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company; or (h) failure to be reasonably available, in the Board's discretion, to perform his full-time duties at the Company's headquarters in the Chicago metropolitan area during normal business hours in a manner commensurate with his position as the chief executive officer of the Company, subject to permitted pre-existing responsibilities, travel on business for the Company and reasonable vacations.

     6.5. By the Company. The Company may terminate Sturgess' employment on written notice to Sturgess at any time. If Sturgess' employment is terminated by the Company, other than for Cause, Sturgess shall be entitled to receive only:

          6.5.1. accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination and the unpaid portion of his base salary to the date of termination; and

          6.5.2. severance pay at a per annum rate equal to his base salary and bonuses earned for the year preceding the year of termination, payable in equal installments on the Company's regular pay schedule commencing with the first scheduled pay date after the date of termination and continuing for 24 months; if no bonuses have been paid yet because Sturgess is a new employee the bonuses will be deemed to be at the 100% MIP rate.

          6.5.3. in addition, Sturgess shall be entitled to participate in the Company's health plan for the 24 month severance period, as if he were an employee.

     6.6. By Death or Disability. If Sturgess' employment is terminated due to his death or permanent disability, Sturgess shall be entitled to severance pay in accordance with the provisions of 6.5 above. In addition, if Sturgess' spouse is then living, for the remainder of such spouse's life the Company shall continue to provide health coverage for Sturgess' spouse and dependent children in accordance with the Company's health plans made generally available to employees of the Company, without cost to Sturgess' spouse. Nothing in this Agreement shall affect Sturgess' right to receive death benefit payments under any policy of insurance carried by the Company and payable to Sturgess or his designated beneficiary.

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

     6.7 Retirement. Sturgess agrees that, in any event, his employment shall terminate automatically on his sixty-fifth birthday. If his employment is terminated pursuant to this Section 6.7, Sturgess shall be entitled to:

          6.7.1. accrued earned and unpaid base and bonus, vacation pay and reimbursement for reasonable expenses incurred on behalf of the Company prior to the date of termination, and

          6.7.2. in addition, Sturgess shall be entitled to participate in the Company's health plan for retirees.

     7. Change in Control. In the event of a Change in Control, Sturgess shall be entitled to resign before the first anniversary of the Change in Control. Upon termination of his employment after a Change in Control, Sturgess shall be entitled to:

          7.1. accrued vacation pay and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination; and

          7.2. severance pay equal to two times his base salary plus two times his bonuses earned from the Company for the preceding calendar year, (if no bonus paid because Sturgess is a new employee, bonus shall be deemed to be at 100% of MIP payout.) payable in equal installments on the Company's regular pay schedule commencing within 30 days after termination of Sturgess' employment and continuing for 24 months; provided however, such amount shall be reduced by the amount of compensation earned by Sturgess from any other employment or consulting arrangement during the severance period except for employment or consulting agreements which were existing at the date of change of control.

     "Change in Control" shall mean a change in control of a nature that would be required to be reported in responses to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended and presently in force (the "Exchange Act") ; provided that, without limitation, a Change in Control shall be deemed to have occurred if (a) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of United Stationers Inc. representing thirty percent (30%) or more of the combined voting power of United Stationers Inc.'s then outstanding equity having the power to seat the Board generally, or
(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by United Stationers, Inc.'s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

     8. Sturgess shall receive 240,000 post-split stock options under the MEP program granted under the same conditions as other executive management members. Sturgess' rights to such options shall vest as follows:

     (i) 80,000 on the same basis as other executive management members;

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

     (ii) 80,000 to vest on the later to occur of (a) December 31, 1996, provided Sturgess is still employed as chief executive officer of the Company on such date, or (b) on the same basis as other executive management members.

     (iii) 80,000 to vest on the later to occur of (a) March 31, 1997, provided Sturgess is still employed as chief executive officer of the Company on such date, or (b) on the same basis as other executive management members.

In each case the vesting and Sturgess' ability to exercise such options shall accelerate upon (x) the occurrence of certain transactions as provided under the MEP plan and (y) the termination of Sturgess' employment if such termination is by Sturgess for Good Reason, by expiration of the term of employment, by the Company other than for Cause, due to a Change in Control, or due to Sturgess' death or permanent disability.

     9. Sturgess shall receive an additional 120,000 post-split options under the same conditions as the MEP recipients except that the exercise price will be $5.12 per share, fixed. Sturgess' ability to exercise such options shall accelerate upon (x) the occurrence of certain transactions as provided under the MEP plan and (y) the termination of Sturgess' employment if such termination is by Sturgess for Good Reason, by expiration of the term of employment, by the Company other than for Cause, due to a Change in Control, or due to Sturgess' death or permanent disability.

     10.  Miscellaneous.

     10.1. All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier service, addressed to the party for whom intended at the following respective addresses:

     If to the Company:  United Stationers Supply Co.
                         2200 East Golf Road
                         Des Plaines, IL 60016
                         Attn:  Executive Vice President
                                and Chief Financial Officer

     If to Sturgess:     Thomas W. Sturgess
                         c/o Wingate Partners
                         750 North St. Paul/Suite #1200
                         Dallas, TX 75201

or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third day following the date deposited in the mail.
Urgent notices shall be given by Telex or cable to the same addresses and confirmed by mail as provided above. All notices sent by Telex or cable shall be deemed to have been served upon receipt of the Telex or cable, but only if in fact confirmed by mail promptly after dispatch of the Telex or cable.

     10.2. This Agreement and all rights and benefits hereunder are personal to Sturgess and neither this Agreement nor any right or interest of Sturgess herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Sturgess except if to a "family affiliate" including Trusts for the benefit of his children. Any attempt by Sturgess to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or any rights or interests contrary to the foregoing provisions, or the levy or attachment or similar process thereupon, shall be null and void and of no effect and shall relieve the Company of all liabilities hereunder. This Agreement and all of the Company's right and obligations hereunder may be assigned and/or delegated, as the case may be, without Sturgess' consent, to any entity which merges with the Company or which acquires substantially all of the assets of the Company and which agrees to be bound hereby. The enforceability of Sturgess' rights under the Agreement shall not be affected by any assignment or merger.

     10.3. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

     10.4. This Agreement constitutes the entire agreement between the parties and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties with respect to the subject matter hereof.

     10.5. No change or modification of this Agreement shall be valid unless the same shall be approved by the Board and in writing and signed by Sturgess and an authorized representative of the Company other than Sturgess. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

     10.6. If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions or portions shall nevertheless be valid, enforceable and of full force and effect.

     10.7. The Section or paragraph headings or titles are for convenience only and shall not be deemed a part of this Agreement.

     10.8. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

     10.9. If Sturgess or his estate or designee prevails in any action to enforce their rights under this Agreement, they shall be entitled to receive their attorneys' fees, costs and expenses incurred in enforcing their rights under this Agreement, as well as interest at the Prime Rate as publicly announced by The Northern Trust Company from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

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

     11. Arbitration. Each of the undersigned hereby agrees that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including but not limited to any claims of discrimination and wrongful termination, will be submitted for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.


                                     UNITED STATIONERS INC.,
                                     a Delaware corporation;
                                     UNITED STATIONERS SUPPLY CO.,
                                     an Illinois corporation


ATTEST:                              By:
        ------------------------         ----------------------------------
          Daniel H. Bushell                 Gary G. Miller, Director
          Secretary                         and Member Compensation
                                            Committee

                                     By:
                                         ----------------------------------
                                            James T. Callier, Jr., Director
                                            and Member Compensation
                                            Committee


                                     --------------------------------------
                                            Thomas W. Sturgess

                                   EXHIBIT A
                            TO EMPLOYMENT AGREEMENT
                              THOMAS W. STURGESS

     The following are benefit plans, programs and policies in which Sturgess is entitled to participate as of January 1, 1996:

     United Stationers Supply Co. Pension Plan

     United Stationers Inc. Profit Sharing PluSavings Plan

     United Stationers Inc. Flexible Spending Plan

     United Stationers Management Incentive Plan

     United Stationers Inc. Management Equity Plan

     United Group Medical and Dental Benefit Plans

     Officer Medical Expense Reimbursement Policy

     Retiree Health Plan

     Annual physical exam at Company expense

     Leased auto or equivalent cash compensation in accordance with Policy

     Group Term Life Insurance - 2 1/2 times base salary

     Travel and Accident Insurance - $300,000

     Split Dollar Life Insurance

     Disability Insurance in accordance with insurance policy

     Club and Association Dues - in accordance with Company Policy

     Financial and Tax Consulting - and tax return preparation, in accordance with Company Policy

     Officer Indemnification and Insurance - D&O insurance is provided on a claims-made basis; and Restated Certificate of Incorporation, and Delaware and Illinois law provide indemnification of officers and directors

     Other - Vacations in accordance with Company Policy; other benefits that may from time to time be made available to employees generally

                                      12